S&P Global
Market Intelligence

WidePoint Corporation NYSEAM:WYY

FQ2 2023 Earnings Call Transcripts

Tuesday, August 15, 2023 8:30 PM GMT

S&P Global Market Intelligence Estimates

Currency: USD
Consensus as of Aug-16-2022 11:00 AM GMT



Stock Price [USD] vs. Volume [mm] with earnings surprise annotations
Share Price
Volume
5.00
4.00
3.00
2.00
1.00
4.00mm
3.00mm
2.00mm
1.00mm
0.00mm
Mar 2022
Jul 2022
Nov 2022
Mar 2023
Jul 2023

- EPS NORMALIZED -

	CONSENSUS	ACTUAL	SURPRISE
FQ1 2022	0.00	(0.04)	NM
FQ2 2022	(0.04)	0.29	NM
FQ3 2022	(0.03)	(0.06)	NM
FQ4 2022	-	(1.02)	NM

Table of Contents

Call Participants

EXECUTIVES

Jason Holloway
Chief Revenue Officer

Jin H. Kang
President, CEO & Director

Robert J. George
Executive VP & CFO

Presentation

Operator

Good afternoon, and welcome to WidePoint's Second Quarter 2023 Earnings Conference Call. My name is John, and I will be your operator for today's call. Joining us for today's presentation are WidePoint's President and CEO, Jin Kang; Chief Revenue Officer, Jason Holloway; and Chief Financial Officer, Robert George. [Operator Instructions] If your questions were not taken today and you would like additional information, please contact WidePoint's Investor Relations team at wyy@gateway-grp.com.

Before we begin the call, I would like to provide WidePoint's safe harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-Q filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin H. Kang
President, CEO & Director

Thank you, operator, and good afternoon to everyone. Thank you for joining us today to review our financial results for the second quarter ended June 30, 2023. I am pleased to share that WidePoint has been executing our strategic plan as we have seen anecdotal evidence of our business steadily improving. And this has, of course, been supported by our financial performance being modestly ahead of our internal forecast.

The kicker here is that we've been seeing general improvements within our business, even though we are operating with a leaner team following our recent reduction in force initiative. This has led to our 24th consecutive quarter of positive adjusted EBITDA, which is an accomplishment we're hoping to continue going forward and a milestone we're proud of.

A big contributing factor to our ability to operate optimally has to do with our team always looking to make system and processes more efficient. In parallel with the reduction in force, our way of operating efficiently has led WidePoint in becoming a lean and mean corporate organization.

We're continuing to meet or exceed customer service level agreements and are renewing materially all of our customers that are up for contract renewals and in some cases, even expanding the scope of services we provide. This is a testament of our robust technological solutions and most certainly the team behind the scenes. In particular, we continue to see growth in the mobility and cybersecurity sectors and remain steadfast in our trusted mobility management solutions.

One intriguing point to note is that businesses are still leveraging the remote working model and appears that for a good chunk of them, the model is here to stay. From our vantage point, it is quite encouraging as that trend will continue to provide tailwinds for WidePoint and more opportunities for us to capitalize on. That said, there are a flurry of unpredictable macroeconomic trends that could potentially impact our operations.

First, as you all may have heard in the news, the Federal Government is again Royal in the budget debate and is facing possible government shutdown, which could hamper our operations in that sector. We continue to carefully navigate this environment as we have done for many years, and we will continue to mitigate any risks.

Second, the labor market still remains very tight despite many large tech companies executing layoffs. We are managing this situation but may see some staffing cost increases as we strive to maintain our key personnel. We will mitigate this risk by concentrating our sales effort to capture higher-margin managed services revenue.

Lastly, supply chain challenges still exist and have been affecting our mobile and accessories fulfillment business. With that said, the encouraging piece of news is that this challenge has been largely manageable, thanks to our team's ability to remain nimble. Although there is the possibility of the delivery time line pushing to the right, we are confident that our staff can react swiftly and mitigate those supply chain risks.

Despite these macro variables, as you may know, we have remained laser-focused on controlling the controllables and a major part of that narrative has been the investment we have been making back into our business. After the past several quarters of making strategic investments back into our business, I am pleased to share that we see the light at the end of the tunnel as we expect the majority of our capital expenditures to conclude by the end of the year.

One of the bigger programs has, of course, been our Intelligent Technology Management System, or ITMS, achieving FedRAMP in-process status. We're in the latter innings of dealing with the final government entities, which are reviewing our status as we expect this to be completed by the end of the year.

Next, our COOP site improvement had largely been completed and is in the testing phase. Furthermore, as we said we would on the last call, remote issuance of certificates, also known as soft search, along with our remote vetting process have been completed and will allow WidePoint flexibility in modes of certificate issuance that will result in increased higher-margin revenues.

Additionally, as we also mentioned on the last call, the development of a hybrid issuance capability, which will allow our clients to retain their personally identifiable information, or PII, in their possession, has been completed as well. We are already issuing identity certificates using this new capability. As a result of some of these investments, we've become a stickier solution provider for a number of our pre-existing clients, but we've also won a number of incremental deals from net new customers as well.

I'd like to now hand the mic over to Jason, so he can talk about some of the activities going on within the sales and marketing front. Jason?

Jason Holloway
Chief Revenue Officer

Thank you, Jin, and good afternoon, everyone. While the execution of our sales and marketing strategy continues as planned, I want to focus my remarks today on 3 topics. First, Q2 awards. As we reported on July 11, in the second quarter of 2023, WidePoint saw more than 80 contractual actions across our business units, including new awards, renewals, contract extensions and exercised option periods, totaling approximately $46 million in contract value. These wins encompass our managed mobility service, analytics and billing as a service, identity and access management and information technology as a service solutions.

Second, pipeline. Q2 saw increases from both government and commercial entities in all of our Technology Management as a Service solutions. We have numerous meaningful new opportunities in the works that we look forward to closing and reporting on in the months ahead.

And third, there is a demand for a more secure future. As many of you know, in the United States, the first half of 2023 was nonstop news headlines about cyber breaches, ransomware attacks and cybercrime. With 2,200 cyberattacks per day, a cyber attack happening every 39 seconds on average and a data breach costing an average of $9.44 million, cybercrime has predicted to cost $8 trillion in the United States by the end of the year. And this is not to even mention the threat to human security and lives posed by cyber attacks and identity and access management failure. New solutions and partnerships are needed to more effectively guard against this ever-changing threat landscape.

I am also proud and excited to share that building on our K-12 pilot projects and the WidePoint's experience and expertise, our team is now working with government and industry partners to develop and deploy a more secure offering based on our pioneering PKI solution to shift public and private sector enterprises to adopt new secure solutions in a monumental effort.

Imagine a war room of strategists working together to combat terror. Cybercrime is such a threat. WidePoint is joining forces with the experts and leaders needed to shift this work. It will not happen overnight, but Q2 2023 will be one of our markers for when the partnerships truly started coming together. In the months ahead, we will report back with incremental material developments and successes.

With that, I will hand the call over to Bob.

Robert J. George
Executive VP & CFO

Thank you, Jason. Good afternoon, everyone. I'm pleased to share the details of our second quarter 2023 financial results. For the second quarter, our revenue was $26.8 million, an increase of $3.7 million or 16% from the $23.1 million reported for the same period last year. Revenues for the 6-month period ended June 30, 2023, were $52.1 million, an increase of $6.6 million or 14% from the $45.5 million in the same period last year.

Now I'll provide a further breakdown of our second quarter and 6-month revenues. In the second quarter, our carrier services revenue was $14.2 million, an increase of $1.7 million from the $12.5 million in the same period in 2022. Through the 6 months ended June 30, 2023, our carrier services revenue was $27.8 million, an increase of $2.4 million from $25.4 million in the same period in 2022. The increase for both the 3-month and 6-month results is due to increased carrier activity that we are seeing across our customer base.

In second quarter, our managed services revenues increased marginally relative to the same period last year at $6.9 million and $6.7 million, respectively. For the 6 months ended June 30, 2023, our managed services revenue is $13.8 million, which is relatively constant from period to period. In the second quarter, billable services fees were $1.9 million, an increase of $900,000 from $1 million in the same period in 2022.

For the 6 months ended June 30, 2023, billable services fees were $3.1 million, an increase of $1 million in the $2.1 million in the same period last year. For both the 3- and 6-month periods, the increase in billable services fees was the result in more billable positions with a particular government customer and an increase in implementation services in our Soft-ex subsidiary.

In the second quarter, reselling and other services was $3.8 million, an increase of $900,000 from the $2.9 million in the same period last year. For the 6 months ended June 30, 2023, reselling and other services was $7.3 million, an increase of approximately $3.3 million from the $4 million in the same period last year. The increase for both periods was due to the resale of new capabilities for 3 federal customers. We do want to highlight that reselling and other services are transactional in nature, the amount and timing of revenue could vary significantly from quarter-to-quarter.

Gross profit for the 3-month period ended June 30, 2023, was $3.9 million or 15% revenues as compared to $3.3 million or 14% of revenues in 2022. Gross profit for the 6-month period ended June 30, 2023, was $7.7 million or 15% of revenues as compared to $7.2 million or 16% of revenues in 2022. The more significant metric of gross profit percentage, excluding carrier services, was 31.2% in the second quarter of 2023, which is consistent with 31.5% in the same period last year. For the 6-month period ended June 30, 2023, gross profit percentage, excluding carrier services, was 32% compared to 36% in the same period last year.

The lower gross margin percentage, excluding carrier services, is related to corresponding costs from the resale of the new capabilities provided to the 3 government customers I previously mentioned and increased amortization expenses related to the capital investments in our delivery platforms that are

reaching completion and now beginning to be amortized. We note that our gross profit percentage will vary quarter-to-quarter due to our revenue mix.

In the second quarter, general and administrative expenses were $3.9 million or 15% of revenues compared to $3.8 million or 17% of revenues in the same period of 2022. The change in general and administrative dollars was not significant. However, general and administrative expenses are lower as a percentage of revenue. General and administrative expenses for the 6-month period ended June 30, 2023, are $7.9 million or 15% of revenue as compared to $7.6 million or 17% of revenue in 2022. We expect to see general and administrative costs as a percentage of revenues lower in the future.

For the second quarter of 2023, our net loss was $842,000 compared to a net loss of $13.8 million in the same period last year. Net loss for the 6-month period ended June 2023 was $1.8 million compared to a net loss of approximately $14.1 million in the same period last year. The principal difference in the net loss from the 3- and 6-month periods in 2023 compared to the same periods in 2022 was a noncash goodwill charge of $16.3 million that was taken in the second quarter of 2022 and to a lesser extent, the increased amortization expenses previously mentioned.

Moving to our balance sheet. I'm encouraged about where WidePoint stands from a liquidity perspective as we've done an exceptional job in managing our cash and because of our access to a $4 million receivable factoring facility. With that said, we ended the quarter with $7.8 million in cash, which was in part due to an accelerated timing of cash receipts, ahead of some vendor payments on the last day of the quarter.

This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-Q, which was filed on August 14.

So with that, I will turn the call back over to Jin.

Jin H. Kang
President, CEO & Director

Thank you, Bob and Jason. On brand with the prior quarters, we've been continuing to receive and review interesting M&A opportunities that could be incrementally beneficial to our existing operations. There are no substantive updates for me to share with you at this time, but we'll be sure to keep you all apprised if and when an opportunity crystallizes.

As I mentioned at the outset of the call, though operations have been improving and heading in the right direction, there are certain variables that are outside of our control, which I described earlier and that can potentially impact our operations. To that point, we are trending toward the bottom of our aforementioned adjusted EBITDA guidance and on target for revenues.

The reason behind this stems from us experiencing growth in our value-added resale business, which explains for the higher revenue, but lower adjusted EBITDA since it's a lower-margin offering. Nonetheless, we are still confident that we will be exiting the year on a cash flow positive run rate basis. More specifically, we believe we will be improving cash flow year-over-year by approximately $3.5 million.

It is an exciting time at WidePoint as the investments we have made into the business have begun to bear fruit. We've seen a small sample set of that recently, as Jason shared. But the more compelling thing to note is what is in-store for our organization. As we shared, in addition to increased client retention, augment the scope of work with some of those clients, fueled by sales and marketing tactics as discussed by Jason, we believe that we are approaching an inflection point in our growth story. It is certainly an invigorating moment in our corporate history.
With that said, we are ready to take questions from our analysts and major shareholders. Operator, will you please open the call for questions?

Question and Answer

Operator

[Operator Instructions] While we pole for questions, I'd like to start with a couple of questions. The first, regarding FEMA. There have been tragic news coming out of Lahaina, Hawaii and questions about the FEMA budget in the news. How does the current federal government budget discussions affect FEMA, the overall federal government budget and WidePoint?

Jin H. Kang
President, CEO & Director

Thank you, operator. The news out of Lahaina is tragic, and we pray for the people of Hawaii during this time. On the federal government front, they are again embroiled in a budget discussion and FEMA's budget, which is part of the Department of Homeland Security, is caught up in that process. Good news is that current WidePoint's contract are all funded and a very little risk to our current revenue run rate. However, any new projects could be delayed, pushing revenue streams to the right, potentially.

Operator

And the second question, can you provide more color on your FedRAMP status?

Jin H. Kang
President, CEO & Director

Sure, I can. The current status is that we are awaiting the Alcohol, Tobacco, Firearms and Explosives, or ATF, to provide an Authorization to Operate, or ATO. The ATO is currently with the ATF CIO's office for final signature. Once signed by the CIO's office, it goes to the General Services Administration for final review and approval and FedRAMP authorization status.

GSA's final review usually takes a few weeks to complete. However, GSA has informed us that they have received record numbers of application this year and that the review process has lengthened a little bit. With that said, we believe that this process will be completed in Q4 of this year.

Operator

[Operator Instructions] At this time, this concludes our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at wyy@gatewayir.com. I'd now like to turn the call back over to Mr. Jin Kang for his closing remarks.

Jin H. Kang
President, CEO & Director

Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again, and have a great evening.

Operator
Thank you for joining us for WidePoint's Second Quarter 2023 Conference Call. You may now disconnect.